Exhibit 99.1

FOR IMMEDIATE RELEASE

May 11, 2023

Peter Poli

Chief Financial Officer

peter.poli@trackgrp.com

Track Group Reports 2nd Quarter Fiscal 2023 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQX: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal quarter ended March 31, 2023 (“Q2 FY23”). In Q2 FY23, the Company posted (i) total revenue of $8.3 Million (“M”), a decrease of approximately 12% over total revenue of $9.5M for the quarter ended March 31, 2022 (“Q2 FY22”); (ii) Q2 FY23 operating loss of ($0.9M) compared to Q2 FY22 operating income of $0.0M; and (iii) net loss attributable to common shareholders of ($1.5M) in Q2 FY23 compared to a net income attributable to common shareholders of $0.5M in Q2 FY22.

“While we celebrated a number of new contracts in Q2, the quarter ended March 31, 2023, was challenging as some of our larger programs, which increased use during the pandemic, have returned to pre-covid utilization rates. In addition to being re-awarded two (2) key long-term incumbent accounts, we were awarded eight (8) new contracts in Q2, among them a new statewide program estimated at $1.6M in annual revenue. We anticipate that the Company will grow both revenue and operating income for the remainder of FY23 and are seeing such growth so far in the month of April 2023. Lastly, the Company worked closely with its largest debtholder to renegotiate the terms of an amended facility agreement on April 26, 2023, extending the maturation date to July 2027, amidst a difficult banking environment,” said Derek Cassell, Track Group’s CEO.

FINANCIAL HIGHLIGHTS

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Total Q2 FY23 revenue of $8.3M was down 12% compared to Q2 FY22 revenue of $9.5M. Revenue for the six months ended March 31, 2023 (“6M FY23”) of $17.2M was also down approximately 10% compared to revenue of $19.1M for the six months ended March 31, 2022 (“6M FY22”). The drop in revenue was caused by less activity at customers in Illinois, California, Bahamas, Canada and decreases in revenue for customers in Saudi Arabia, partially offset by increases in monitoring revenue for customers in Nevada and Panama.

●

Gross profit of $3.7M in Q2 FY23 was down approximately 18% compared to Q2 FY22 gross profit of $4.5M. Gross profit for the 6M FY23 was $7.9M compared to gross profit of $9.3M for 6M FY22, due to a decline in revenue of approximately $1.9M and higher device repair and server costs partially offset by lower depreciation and amortization expense and reduced monitoring center costs.

●

An operating loss in Q2 FY23 of ($0.9M) compared to operating income of $0.0M in Q2 FY22. An operating loss for the 6M FY23 of ($1.0M) compared to operating income of $0.6M in 6M FY22. The decline of approximately $1.6M in operating income for 6M FY23 is attributable to the decline in gross profit and an increase of approximately 2% in operating expenses.

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Adjusted EBITDA for Q2 FY23 was $0.5M, compared to $1.7M for Q2 FY22. Adjusted EBITDA for 6M FY23 was $1.7M compared to the Adjusted EBITDA for 6M FY22 of $3.9M, a decrease of $2.2M due to the drop in revenue, gross profit and the increase in certain operating expenses. Adjusted EBITDA in for 6M FY23 as a percentage of revenue declined to 10.1%, compared to 20.6% for 6M FY22 for the same reasons.

●

Cash balance was $4.0M for Q2 FY23, compared to $5.3M at September 30, 2022. The decrease in cash was due to an increase in net cash provided by operating activities of approximately $2.1M offset by purchases of monitoring equipment and the repayment of debts.

●

Net loss attributable to common shareholders in Q2 FY23 was ($1.5M) compared to net income attributable to shareholders of $0.5M in Q2 FY22. Net loss attributable to common shareholders for the 6M FY23 was ($1.4M), compared to net income of $0.1M for the 6M FY22 a change principally attributable to a decline in operating income, offset by higher currency exchange gains, lower net interest expense and a reduction in tax expense.

Business Outlook

Now that the 3G swap out in the U.S. is complete, Track Group remains confident that our continued focus on account retention and growth in both existing and net new customers will generate results in the second half of calendar 2023. As a result, the Company’s revised outlook for FY23 is as follows:

	Actual		Revised Outlook
	FY 2021	FY 2022	FY 2023
Revenue:	$39.7M	$37.0M	$35-36M

Adjusted EBITDA Margin:	25.9%	18.0%	17-19%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQX exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non- GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2022, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	September 30,
	2023	2022
Assets
Current assets:
Cash	$4,014,530	$5,311,104
Accounts receivable, net of allowance for doubtful accounts of $197,748 and $102,570, respectively	5,490,432	6,236,555
Prepaid expense and deposits	509,431	769,006
Inventory, net of reserves of $0 and $0, respectively	991,754	1,053,245
Other current assets	-	284,426
Total current assets	11,006,147	13,654,336
Property and equipment, net of accumulated depreciation of $1,893,809 and $1,829,588, respectively	147,391	170,329
Monitoring equipment, net of accumulated depreciation of $6,400,702 and $5,950,639, respectively	5,703,446	3,624,101
Intangible assets, net of accumulated amortization of $16,141,503 and $14,804,269, respectively	14,889,905	15,661,417
Goodwill	8,032,723	8,061,002
Other assets	3,056,248	3,509,655
Total assets	$42,835,860	$44,680,840

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,218,609	$2,858,915
Accrued liabilities	3,013,254	3,042,443
Current portion of long-term debt	545,865	456,681
Total current liabilities	5,777,728	6,358,039
Long-term debt, net of current portion	42,873,560	42,979,243
Long-term liabilities	329,133	398,285
Total liabilities	48,980,421	49,735,567

Commitments and contingencies (Note 23)

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,550,802	302,437,593
Accumulated deficit	(307,667,763)	(306,218,889)
Accumulated other comprehensive loss	(1,028,786)	(1,274,617)
Total equity (deficit)	(6,144,561)	(5,054,727)
Total liabilities and stockholders’ equity (deficit)	$42,835,860	$44,680,840

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022
Revenue:
Monitoring and other related services	$8,179,025	$8,842,486	$16,468,807	$18,312,215
Product sales and other	129,021	641,633	694,930	767,560
Total revenue	8,308,046	9,484,119	17,163,737	19,079,775

Cost of revenue:
Monitoring, products and other related services	3,721,527	4,152,219	7,623,521	8,083,797
Depreciation and amortization included in cost of revenue	843,714	792,915	1,616,733	1,656,764
Total cost of revenue	4,565,241	4,945,134	9,240,254	9,740,561

Gross profit	3,742,805	4,538,985	7,923,483	9,339,214

Operating expense:
General & administrative	2,869,799	2,770,657	5,624,320	5,269,016
Selling & marketing	768,871	720,709	1,498,341	1,418,581
Research & development	706,772	625,477	1,296,577	1,216,329
Depreciation & amortization	247,574	414,771	495,283	831,572
Total operating expense	4,593,016	4,531,614	8,914,521	8,735,498

Operating income (loss)	(850,211)	7,371	(991,038)	603,716

Other income (expense):
Interest expense, net	(400,976)	(458,176)	(820,526)	(939,736)
Currency exchange rate gain	71,792	396,369	554,943	290,091
Other income, net	-	633,471	-	633,471
Total other income (expense)	(329,184)	571,664	(265,583)	(16,174)
Income (loss) before income tax	(1,179,395)	579,035	(1,256,621)	587,542
Income tax expense	305,863	126,794	192,253	440,623
Net income (loss) attributable to common shareholders	(1,485,258)	452,241	(1,448,874)	146,919
Foreign currency translation adjustments	93,585	20,085	245,831	(2,773)
Comprehensive income (loss)	$(1,391,673)	$472,326	$(1,203,043)	$144,146

Net income (loss) per share – basic:
Net income (loss) per share	$(0.13)	$0.04	$(0.12)	$0.01
Weighted average shares outstanding	11,863,758	11,541,452	11,863,758	11,533,296

Net income (loss) per share – diluted:
Net income (loss) per share	$(0.13)	$0.04	$(0.12)	$0.01
Weighted average shares outstanding	11,863,758	11,955,969	11,863,758	11,961,407

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA MARCH 31 (UNAUDITED)

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022

Non-GAAP Adjusted EBITDA
Net income (loss) attributable to common shareholders	$(1,485)	$452	$(1,449)	$147
Interest expense, net	401	458	821	940
Depreciation and amortization	1,091	1,207	2,112	2,488
Income tax expense (1)	306	127	192	441
Board compensation and stock-based compensation	101	75	238	150
Currency exchange rate gain	(72)	(396)	(555)	(290)
Gain on forgiveness of accrued vendor expenses	-	(633)	-	(633)
Other charges, net (2)	204	453	369	692
Non-GAAP Adjusted EBITDA	$546	$1,743	$1,728	$3,935
Non-GAAP Adjusted EBITDA, percent of revenue	6.6%	18.4%	10.1%	20.6%

Non-GAAP earnings per share - Basic
Weighted average common shares outstanding	11,863,758	11,541,452	11,863,758	11,533,296
Non-GAAP earnings per share	$0.05	$0.15	$0.15	$0.34

Non-GAAP earnings per share - Diluted
Weighted average common shares outstanding	11,863,758	11,955,969	11,863,758	11,961,407
Non-GAAP earnings per share	$0.05	$0.15	$0.15	$0.33

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)	Other charges may include gains or losses and non-recurring accrual adjustments.